EXHIBIT 99.1

Sears Holdings Provides Update On Status Of Separation Of Its Sears Hometown And Outlet Businesses

Apr 30, 2012

HOFFMAN ESTATES, Ill., April 30, 2012 / — Sears Holdings Corporation (NASDAQ: SHLD) announced that, in connection with its previously announced rights offering transaction, Sears Hometown and Outlet Stores, Inc. filed today a registration statement on Form S-1 with the Securities and Exchange Commission. The rights offering transaction will effect the separation of the Sears Hometown and Outlet businesses from Sears Holdings. The rights will be distributed to holders of Sears Holdings’ common stock and entitle holders to purchase shares of common stock of Sears Hometown and Outlet.

As previously announced on February 23, 2012, Sears Holdings expects that the separation of these businesses will raise approximately $400 million to $500 million in proceeds for Sears Holdings and provide it with additional liquidity. Sears Holdings intends to use these proceeds for general corporate purposes. The separation will also enable Sears Holdings to focus on its core business.

Furthermore, although a decision has not been made whether Sears Hometown and Outlet will incur any indebtedness as part of this separation, Sears Hometown and Outlet may elect to incur indebtedness in connection with the separation transaction. If Sears Hometown and Outlet were to incur such indebtedness, it is expected that the $400 million to $500 million in proceeds that Sears Holdings expects to raise as part of the separation of these businesses would not change, as all or a portion of that indebtedness would be used to fund a cash dividend to Sears Holdings that would be paid immediately prior to the consummation of the rights offering.

ESL Investments, Inc. and its affiliates, including Edward S. Lampert, Chairman of the Board of Directors of Sears Holdings and Chairman and Chief Executive Officer of ESL Investments, Inc., have advised Sears Holdings that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions, though it has not entered into any agreement to do so. In addition, ESL has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full, such that it will purchase the maximum number of shares allocated to it under the over-subscription privilege, though it has not entered into any agreement to do so.

The distribution of the rights to Sears Holdings’ stockholders is subject to the approval of the Board of Directors of Sears Holdings, as well as approval of the terms of the rights offering, including the record date, subscription price, subscription ratio (the number of rights needed to acquire a share in Sears Hometown and Outlet) and other terms of the proposed rights offering, which will be announced prior to the commencement of the rights offering. We currently expect the consummation of the rights offering will take place in the third quarter of fiscal 2012.

When available, copies of the prospectus relating to the proposed rights offering may be obtained from: Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038-3560, (866) 695-6074 (toll-free).

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements about our expectations for the separation of our Sears Hometown and Outlet businesses, including the intended structure and timing of the transaction, and the amount we expect to receive as a result of the transaction. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in our accounting and other assumptions with respect to the value of Sears Hometown and Outlet Stores, Inc.; the actual valuation of Sears Hometown and Outlet Stores, Inc. by our shareholders and other third parties; the operational and financial profile of Sears Holdings Corporation or any of its businesses and Sears Hometown and Outlet Stores, Inc. after giving effect to the separation; the ability of Sears Hometown and Outlet Stores, Inc. to operate as an independent entity, including its ability to source merchandise on acceptable terms; the extent to which our largest shareholder ESL actually exercises its rights to purchase shares of Sears Hometown and Outlet Stores, Inc.; the extent to which we are able to complete the transaction on terms that are favorable to us, on the intended timetable or at all; the length of any SEC review of the registration statement; and other factors that impact our business and results of operations. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. As of April 28, 2012, Sears Hometown and Outlet and its dealers and franchisees operated 1,238 stores across all 50 states and Puerto Rico, Guam and Bermuda. Sears Hometown and Outlet operates through two segments—the Sears Hometown and Hardware segment and the Sears Outlet segment. Sears Hometown and Hardware stores are designed to provide customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, consumer electronics and household goods, depending on the particular store. Sears Outlet stores are designed to provide our customers with in-store and online access to purchase new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked and scratched and dented products, across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, televisions, sporting goods and tools, and at prices that are significantly lower than manufacturers’ suggested retail prices.